Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations
and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2010 Financial Results

Multiple Data Presentations at Upcoming AACR-NCI-EORTC, San Antonio Breast Cancer Symposium and ASH Meetings

WALTHAM, MA, October 29, 2009 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today announced financial results for the three-month period ended September 30, 2009 — the first quarter of the Company’s 2010 fiscal year (1QFY10).

“In the next two months, we expect data from five clinical studies to be presented at major medical meetings — the results from the T-DM1 Phase II study that could support a registration filing in 2010 if the findings are compelling, updated clinical data with our IMGN901 compound in the treatment of both CD56-expressing solid tumors and multiple myeloma, and the first clinical findings with SAR3419 and BT-062,” commented Daniel Junius, President and Chief Executive Officer. “This activity reflects the substantial progress being made by us and our partners. It’s gratifying to see TAP compounds being developed and successfully advanced to fight so many different types of cancers. The presentation of clinical findings also expands interest in our pipeline and our technology by potential new partners.”

Mr. Junius continued, “A key focus for us is the prompt advancement of IMGN901 and other high potential programs in our proprietary pipeline. IMGN901 shows promise for the treatment of both solid and liquid tumors, and we’re developing it accordingly. In liquid tumors, we’re evaluating it first for multiple myeloma and are implementing a strategy designed to gain actionable clinical data both when it is administered as a single agent and when used as part of a combination regimen. For solid tumors, we’re using our Study 002 that’s currently underway to obtain key information, and expect to have our development plan for these cancers established in the first half of 2010.”

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Recent Highlights

•                  Clinical findings from the trastuzumab-DM1 (T-DM1) Phase II trial have been accepted for presentation at the San Antonio Breast Cancer Symposium in December 2009. Roche has indicated that, if compelling, these data could enable a T-DM1 marketing application to be filed in 2010.

•                  Clinical findings with IMGN901 in the treatment of solid tumors have been accepted for presentation at the AACR-NCI-EORTC conference in November 2009, and clinical data with IMGN901, SAR3419 and BT-062 in the treatment of liquid tumors have been accepted for presentation at the American Society of Hematology meeting in December 2009.

•                  In 1QFY10, ImmunoGen received a $1 million upfront payment from Amgen Inc. in conjunction with its taking its first license to use ImmunoGen’s TAP technology. Companies actively developing at least one TAP compound now include: Amgen, Bayer HealthCare, Biogen Idec, Biotest, Genentech/Roche and sanofi-aventis as well as ImmunoGen.

•                  In 1QFY10, ImmunoGen earned a milestone payment from Bayer HealthCare with the achievement of an internal development milestone.

•                  The first preclinical findings with the Company’s second family of payload agents — the IGNs — will be presented at the AACR-NCI-EORTC conference in November.

Financial Results

ImmunoGen reported a net loss of $12.4 million, or $0.22 per basic and diluted share, for 1QFY10 compared to a net loss of $9.4 million, or $0.19 per basic and diluted share, for the same period last year.

Revenues were $3.1 million in 1QFY10, compared to $6.1 million for the same period last year. Revenues in 1QFY10 include $0.8 million of research and development support fees, compared to $3.2 million for the same period last year. The difference is primarily due to a reduction in the amount earned from sanofi-aventis with the conclusion of its committed funding obligations in calendar 2008. Revenues in 1QFY10 also include $1.8 million of license and milestone fees and $0.5 million of clinical material reimbursement, compared to $2.2 million and $0.7 million, respectively, for the same quarter last year.

Operating expenses in 1QFY10 were $15.8 million, compared to $15.5 million in the same period last year. Operating expenses in 1QFY10 include research and development expenses of $12.2 million and general and administrative expenses of $3.6 million, compared to $11.9 million and $3.7 million, respectively, for the same quarter last year.

Other income, net, consisting primarily of interest income, losses/gains recognized on forward contracts and losses realized on investments due to impairment, was $0.1 million in 1QFY10, compared to $16,000 for same period last year.

ImmunoGen had approximately $59.9 million in cash and marketable securities as of September 30, 2009, compared with $71.1 million as of June 30, 2009, and had no debt outstanding in either period. During the first three months of fiscal 2010, cash used in operations was $11.4 million, compared to $2.6 million during the same period in fiscal 2009. The increase in cash used was driven by the greater net loss, the timing of payment of company bonuses and a reduced amount of upfront payments received from partners compared to the same period last year. Capital expenditures were $0.6 million for the first three months of fiscal years 2010 and 2009.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2010 to be between $44-47 million, its cash used in operations to be between $32-35 million and its capital expenditures to be between $1-2 million, all unchanged from previous guidance. Cash and marketable securities at June 30, 2010 are anticipated to be between $38-40 million, also unchanged from previous guidance.

Gregory Perry, Senior Vice President and Chief Financial Officer, commented, “Our guidance reflects that we currently see fiscal 2010 as a peak year for our cash use in operations. While we expect our expenses to be only modestly higher than in our 2009 fiscal year, we don’t anticipate receiving the same level of milestone payments in this fiscal year because of when key milestone-triggering events are expected to occur. Also, our guidance currently includes less in upfront payments than we received in our 2009 fiscal year. We’re optimistic about our business development opportunities; however, given the uncertainty around the magnitude and timing of significant new deals we’ve excluded such upfront payments from our guidance.”

UPDATE ON CLINICAL-STAGE ANTICANCER COMPOUNDS

Trastuzumab-DM1 (T-DM1)

T-DM1 consists of ImmunoGen’s DM1 cancer-cell killing agent linked to the HER2-binding antibody, trastuzumab. It is in global development by the Roche Group.

In its October 15, 2009 quarterly conference call, Roche provided projections on potential regulatory submissions in the US and EU for compounds currently in Phase II/III trials in its pipeline. The projections provided for T-DM1 for the treatment of HER2+ metastatic breast cancer were:

•                  Potential filing in 2010 for 3rd- and subsequent-line use(1) based on Phase II study results.

•                  Potential filing in 2012 for predominately 2nd-line use(2) based on the results of the Phase III trial underway.

•                  Potential filing after 2012 for 1st-line use. A Phase II trial is underway in this indication.

Findings from the Phase II study evaluating T-DM1 for 3rd- and subsequent-line use are scheduled to be presented at the San Antonio Breast Cancer Symposium on Saturday, December 12, 2009. Encouraging findings from an earlier Phase II study that included 3rd-line use were reported at a medical conference (ASCO) in May 2009.

In addition to the trials evaluating T-DM1 as a single agent, multiple early-stage clinical studies are now underway to assess it as part of different combination regimens, including use with approved chemotherapy agents (paclitaxel and docetaxel) and with other agents in Roche and Genentech’s development portfolio (pertuzumab and GDC-0941).

IMGN901

This TAP compound is wholly-owned by ImmunoGen and consists of the Company’s DM1 attached to its CD56-binding antibody, huN901, using an engineered linker.

IMGN901 is in development for the treatment of CD56+ solid tumors, which include small-cell lung cancer, Merkel cell carcinoma, ovarian and carcinoid/neuroendocrine tumors.

•                  Clinical findings from the Study 002 solid tumor trial will be presented at the AACR-NCI-EORTC international conference in November 2009.

•                  The Company expects to establish its solid tumor development plan for IMGN901 by the first half of 2010. This plan will be informed by findings in Study 002.

IMGN901 is also in development for the treatment of CD56+ multiple myeloma.

•                  Clinical findings from Study 003, which assesses IMGN901 as a single agent for multiple myeloma, will be presented at the American Society of Hematology (ASH) meeting in December 2009.

•                  Patient enrollment is underway in the Study 003 expansion phase.

•                  Patient enrollment in Study 005 is expected to begin in the fourth quarter of 2009. This study will assess IMGN901 used in combination with lenalidomide (Revlimid®)/low dose dexamethasone.

SAR3419

SAR3419 consists of ImmunoGen’s DM4 cancer-cell killing agent linked to a CD19-binding antibody that was developed and humanized by ImmunoGen. SAR3419 is being developed for the treatment of non-Hodgkin’s lymphoma by sanofi-aventis.

•                  The first SAR3419 clinical findings will be presented in an oral presentation at the ASH meeting in December.

IMGN388, BT-062 and BIIB015

These are the most recent TAP compounds to enter clinical testing. IMGN388 is in development by ImmunoGen, while BT-062 and BIIB015 are in development by Biotest and Biogen Idec, respectively.

•                  The first BT-062 clinical findings will be reported at the ASH meeting in December.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cancer-cell killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to cancer targets. In addition to the Company’s product pipeline, compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s collaborations with Genentech (a wholly-owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech and Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen. More information about ImmunoGen can be found at www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2010 fiscal year; its cash and marketable securities as of June 30, 2010; the advancement of trastuzumab-DM1 (T-DM1) including the occurrence of timing of potential regulatory submissions; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; and the Company’s partnering activities. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes as well as the research processes of potential collaboration partners; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission.

Revlimid® is a registered trademark of Celgene Corporation.

(1) Patients must have had prior treatment with at least two lines of anti-HER2 therapy in the metastatic setting, and must have received an anthracycline, a taxane, trastuzumab, lapatinib and capecitabine in the neoadjuvant, adjuvant, locally advanced or metastatic setting.

(2) Patients must have received prior treatment that included both a taxane (alone or in combination with another agent) and trastuzumab in the adjuvant, locally advanced or metastatic setting.

- Financials Follow -

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SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2009	2009
ASSETS

Cash, cash equivalents and marketable securities	$59,870	$71,125
Other assets	29,051	29,579

Total assets	$88,921	$100,704

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$9,942	$11,128
Long-term portion of deferred revenue and other long-term liabilities	22,625	22,719
Shareholders' equity	56,354	66,857

Total liabilities and shareholders' equity	$88,921	$100,704

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Revenues:
License and milestone fees	$1,831	$2,223
Clinical materials reimbursement	486	696
Research and development support	782	3,207

Total revenues	3,099	6,126

Expenses:
Research and development	12,188	11,860
General and administrative	3,592	3,678

Total operating expenses	15,780	15,538

Loss from operations	(12,681)	(9,412)

Other income, net	144	16

Loss before taxes	(12,537)	(9,396)

(Benefit)/provision for income taxes	(162)	1

Net loss	$(12,375)	$(9,397)

Net loss per common share, basic and diluted	$(0.22)	$(0.19)

Average common shares outstanding, basic and diluted	57,032	50,783